Exhibit 99.1

JOINT FILING AGREEMENT

The persons below hereby agree that the Schedule 13D to which this agreement is attached as an exhibit, as well as all future amendments to such Schedule 13D, shall be filed jointly on behalf of each of them. This agreement is intended to satisfy the requirements of Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934.

Dated: August 25, 2022

ULYSSES AGGREGATOR, LP

By: ULYSSES AGGREGATOR GP, LLC, it General Partner

By:	/s/ David Chung
Name:	David Chung
Title:	President

HGGC FUND IV GP, Ltd.

By:	/s/ Kurt A. Krieger
Name:	Kurt A. Krieger
Title:	Secretary